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                                   Exhibit C

                            STOCK OPTION AGREEMENT


      This Stock Option Agreement (the "Agreement"), dated as of July 22, 1994, is made by and between Olympus Capital Corporation, a savings and loan holding company organized under the laws of Utah ("Olympus"), and Washington Mutual Savings Bank, a Washington stock savings bank ("WMSB").

      Concurrently with the execution hereof, Olympus, Olympus Savings Bank, a Federal Savings Bank ("Olympus Bank"), WMSB and Washington Mutual Federal Savings Bank, a federal savings association ("NFSB") have executed a certain Agreement for Merger (the "Merger Agreement") which would result in the merger of Olympus with and into WMSB (the "Merger") and the subsequent merger of Olympus Bank with and into NFSB (the "Bank Merger").

      It is understood and acknowledged that by negotiating and executing the Merger Agreement and by taking actions necessary or appropriate to effect the transactions contemplated by the Merger Agreement, WMSB and NFSB have incurred and will incur substantial direct and indirect costs (including without limitation the costs of management and employee time) and will forgo the pursuit of certain alternative investments and transactions.

      THEREFORE, in consideration of the mutual covenants and agreements set forth herein and in the Merger Agreement, the parties hereto agree as follows:

      1. GRANT OF OPTION. Subject to the terms and conditions set forth herein, Olympus hereby irrevocably grants an option (the "Option") to WMSB to purchase an aggregate of 306,864 authorized but unissued shares of Olympus' Common Stock, $1.00 par value (the "Common Stock") (which represents 9.9% of total stock issued and outstanding), at a per share price of $13.6125 (the "Option Price"), which was the average closing sales price for the 10 trading days up to and including July 21, 1994 for the Common Stock on the NASDAQ/National Market System.

      2. EXERCISE OF OPTION. Subject to the provisions of this Section 2 and of Section 14(a) of this Agreement, this Option may be exercised by WMSB or any transferee as set forth in Section 5 of this Agreement, in whole or in part, at any time, or from time to time in any of the following circumstances:

            (a) Olympus, Olympus Bank or either of their respective boards of directors enter into an agreement or recommends to their respective shareholders an agreement (other than the Merger Agreement) pursuant to which any entity, person or group, within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (any of the foregoing hereinafter in this Section 2, a "Person") would: (i) merge or


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consolidate with, acquire 51 percent (51%) or more of the assets or liabilities of, or enter into any similar transaction with Olympus or Olympus Bank, or (ii) purchase or otherwise acquire (including by merger, consolidation, share exchange or any similar transaction) securities representing ten percent (10%) or more of the voting shares of Olympus or Olympus Bank;

            (b) any Person (other than NFSB or WMSB and other than any Person owning as of the date hereof ten percent or more of the voting shares of Olympus) acquires the beneficial ownership or the right to acquire beneficial ownership of securities representing ten percent (10%) or more of the voting shares of Olympus (the term "beneficial ownership" for purposes of this Agreement shall have the meaning set forth in Section 13(d) of the Exchange Act, and the regulations promulgated thereunder); PROVIDED, HOWEVER, notwithstanding the foregoing, the Option shall not be exercisable in the circumstances described above in this subsection (b) if (x) a Person acquires the beneficial ownership of securities representing ten percent (10%) or more but less than 25 percent (25%) of the voting shares of Olympus, (y) such Person files a complete submission in accordance with 12 C.F.R. Section 574.4(e)(1) acquiring beneficial ownership of securities representing ten percent (10%) or more of the voting shares of Olympus, and (z) such submission is accepted or prior to deemed accepted by the Office of Thrift Supervision in accordance with 574.4(e)(3), before such Person acquires beneficial ownership of securities representing ten percent (10%) or more of the voting shares of Olympus, that such ownership will not result in control; or

            (c) failure of the board of directors of Olympus to recommend, or withdrawal by the board of directors of a prior recommendation of, the Merger to the shareholders, or failure of the shareholders to approve the Merger by the required affirmative vote at a meeting of the shareholders, after any Person (other than WMSB or NFSB) announces publicly or communicates, in writing, to Olympus a proposal to (i) acquire Olympus or Olympus Bank (by merger, consolidation, the purchase of 51 percent (51%) or more of its assets or liabilities or any other similar transaction), (ii) purchase or otherwise acquire securities representing 25 percent (25%) or more of the voting shares of Olympus or (iii) change the composition of the board of directors of Olympus.

      It is understood and agreed that the Option shall become exercisable upon the occurrence of any of the above-described circumstances even though the circumstance occurred as a result, in part or in whole, of the boards of Olympus or Olympus Bank complying with their fiduciary duties.

      NOTWITHSTANDING THE FOREGOING, the Option may not be exercised if either
(A) any applicable and required governmental approvals have not been obtained with respect to such exercise or if such exercise would violate any applicable regulatory restrictions, or (B) at the time of exercise WMSB or NFSB is failing in any material respect to perform or observe its covenants or conditions under the


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Merger Agreement unless the reason for such failure is that Olympus is failing to perform or observe its covenants or conditions under the Merger Agreement.

      3. NOTICE, TIME AND PLACE OF EXERCISE. Each time that WMSB or any transferee wishes to exercise any portion of the Option, WMSB or such transferee shall give written notice of its intention to exercise the Option specifying the number of shares as to which the Option is being exercised ("Option Shares") and the place and date for the closing of the exercise (which date shall be not later than ten (10) business days from the date such notice is mailed). If any law, regulation or other restriction will not permit such exercise to be consummated during such ten-day period, the date for the closing of such exercise shall be within five (5) days following the cessation of such restriction on consummation.

      4. PAYMENT AND DELIVERY OF CERTIFICATE(S). At any closing for an exercise of the Option or any portion thereof, (a) WMSB and Olympus will each deliver to the other certificates of their respective chief executive officers as to the accuracy, as of the closing date, of their respective representations and warranties hereunder, (b) WMSB or the transferees will pay the aggregate purchase price for the shares of Common Stock to be purchased by delivery of a certified or bank cashier's check in immediately available funds payable to the order of Olympus, and (c) Olympus will deliver to WMSB or the transferees a certificate or certificates representing the shares so purchased.

      5. TRANSFERABILITY OF THE OPTION AND OPTION SHARES. Prior to the time the Option, or a portion thereof, becomes exercisable pursuant to the provisions of Section 2 of this Agreement, neither the Option nor any portion thereof shall be transferable. Upon the occurrence of any of the events or circumstances set forth in Sections 2(a) through (c) above, the Option or any portion thereof or any of the Option Shares may be freely transferred by WMSB, subject to applicable federal and state securities laws.

      For purposes of this Agreement, a merger or consolidation of WMSB (whether or not WMSB is the surviving entity) or an acquisition of WMSB shall not be deemed a transfer.

      6. REPRESENTATIONS, WARRANTIES AND COVENANTS OF OLYMPUS. Olympus hereby represents, warrants, and covenants to WMSB as follows:

            (a) DUE AUTHORIZATION. This Agreement has been duly authorized by all necessary corporate action on the part of Olympus,has been duly executed by a duly authorized officer of Olympus and, subject to any necessary amendments to Olympus' articles of incorporation, constitutes a valid and binding obligation of Olympus. No shareholder approval by Olympus shareholders is required by applicable law or otherwise prior to the exercise of the Option in whole or in part.


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            (b)   OPTION SHARES.  Except for any necessary amendments to its articles of incorporation, Olympus has taken all necessary corporate and other action to authorize and reserve and to permit it to issue, and at all times from the date hereof to such time as the obligation to deliver shares hereunder terminates will have reserved for issuance, at the closing(s) upon exercise of the Option, or any portion thereof, the Option Shares (subject to adjustment, as provided in Section 9 below), all of which, upon issuance pursuant hereto and after any necessary amendments to Olympus' articles of incorporation, shall be duly and validly issued, fully paid and nonassessable, and shall be delivered free and clear of all claims, liens, encumbrances and security interests, including any preemptive right of any of the shareholders of Olympus.

            (c) NO CONFLICTS. Subject to any necessary amendments to Olympus' articles of incorporation, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will violate or result in any violation of or be in conflict with or constitute a default under any term of the articles of incorporation or bylaws of Olympus or any agreement, instrument, judgment, decree, law, rule or order applicable to Olympus or any subsidiary of Olympus or to which Olympus or any such subsidiary is a party.

            (d) NOTIFICATION OF RECORD DATE. At any time from and after the date of this Agreement until such time as the Option is no longer exercisable, Olympus shall give WMSB or any transferee thirty (30) days prior written notice before setting the record date for determining the holders of record of the Common Stock entitled to vote on any matter, to receive any dividend or distribution or to participate in any rights offering or other matters, or to receive any other benefit or right, with respect to the Common Stock.

      7. REPRESENTATIONS, WARRANTIES AND COVENANTS OF WMSB. WMSB hereby represents, warrants and covenants to Olympus as follows:

            (a) DUE AUTHORIZATION. This Agreement has been duly authorized by all necessary corporate action on the part of WMSB, has been duly executed by a duly authorized officer of WMSB and constitutes a valid and binding obligation of WMSB.

            (b) TRANSFERS OF COMMON STOCK. No shares of Common Stock acquired upon exercise of the Option will be transferred except in a transaction registered or exempt from registration under any applicable securities laws.

            (c) NO CONFLICTS. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will violate or result in any violation of or be in conflict with or constitute a default under any term of the charter documents or bylaws of WMSB or any agreement, instrument, judgment, decree, law, rule or order applicable to WMSB or any


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subsidiary of WMSB or to which WMSB or any such subsidiary is a party.

      8. ADJUSTMENT UPON CHANGES IN CAPITALIZATION. In the event of any change in the Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, exchanges of shares or the like, the number and kind of shares or securities subject to the Option and the purchase price per share of Common Stock shall be appropriately adjusted. If prior to the termination or exercise of the Option Olympus shall be acquired by another party, consolidate with or merge into another corporation or liquidate, WMSB or any transferee shall thereafter receive upon exercise of the Option the securities or properties to which a holder of the number of shares of Common Stock then deliverable upon the exercise thereof would have been entitled upon such acquisition, consolidation, merger or liquidation, and Olympus shall take such steps in connection with such acquisition, consolidation, merger or liquidation as may be necessary to assure that the provisions hereof shall thereafter be applicable, as nearly as reasonably may be practicable, in relation to any securities or property thereafter deliverable upon exercise of the Option.

      9. REGISTRATION UNDER APPLICABLE SECURITIES LAWS. Upon the written request of WMSB or any transferee, Olympus agrees (i) to use all reasonable efforts to effect a registration for WMSB and any transferees under the Securities Act of 1933 (the "Securities Act"), if applicable, any other applicable federal law or regulation and any applicable state securities laws covering any part or all of the Option Shares owned by WMSB or any transferee, no later than one hundred twenty (120) days after WMSB or any transferee requests such registration and (ii) to include any part or all of the Option Shares in any registration filed by Olympus under the Securities Act and any other applicable federal law or regulation and in any related applicable state securities laws, registrations or applications in which such inclusion is appropriate under applicable rules and regulations of the Securities and Exchange Commission, unless, in the written opinion of securities law counsel to Olympus, addressed to WMSB or any transferee, (a) WMSB would be able to dispose of all of the Option Shares owned by it pursuant to Rule 144 or Rule 144A under the Securities Act within three (3) months of such opinion, or (b) registration is not otherwise required for the sale and distribution of such Option Shares. The registration effected under this Section 9 shall be effected at Olympus' expense except for any underwriting commissions, fees and disbursements of WMSB's counsel and other experts and filing fees attributable to Option Shares provided that such fees and expenses to be paid by Olympus shall not exceed $100,000. In connection with registration under this Section 9, the parties agree to indemnify each other in the customary manner, and, in the case of an organized secondary or primary underwritten offering, Olympus agrees to indemnify WMSB or any transferee and the underwriters, and WMSB or any transferee agrees to indemnify Olympus and the underwriters, in the manner and


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to such extent as is customary in such secondary or primary underwritten offering. In the event of any demand for registration pursuant to clause (i) above, Olympus may delay the filing of such registration statement for a period of up to ninety (90) days if, in the good faith judgment of Olympus' Board of Directors, such delay is necessary in order to avoid interference with a planned material transaction involving Olympus. With respect to any registration pursuant to clause (ii) above, if such registration relates to a firm commitment underwriting of securities to be sold by Olympus, Olympus may decline to include all or any portion of the Option Shares owned by WMSB or any transferee if the inclusion of such shares would, in the judgment of the managing underwriter in such underwriting, materially interfere therewith. Olympus may also decline to include any portion of the Option Shares owned by WMSB or any transferee with respect to any registration pursuant to clauses (i) and (ii) above to the extent necessary to comply with the requirements for required or incidental registration pursuant to Registration Rights Agreements among Olympus and certain investors dated November 10, 1992.

      10. NONASSIGNABILITY. This Agreement shall be binding upon and inure to the benefit of the parties hereto and the successors of each of the undersigned. This Agreement and any right hereunder shall not be assignable by either party except that WMSB may transfer the Option, the Option Shares or any portion thereof in accordance with Section 5. A merger or consolidation of WMSB (whether or not WMSB is the surviving entity) or an acquisition of WMSB shall not be deemed an assignment or transfer.

      11. REGULATORY RESTRICTIONS. Olympus shall use its best efforts to obtain or to cooperate with WMSB or any transferee in obtaining all necessary regulatory consents, approvals, waivers or other action (whether regulatory, corporate or other) to permit the acquisition of any or all Option Shares by WMSB or any transferee.

      12. REMEDIES. Olympus agrees that if for any reason WMSB or any transferee shall have exercised its rights under this Agreement and Olympus shall have failed to issue the Option Shares to be issued upon such exercise or to perform its other obligations under this Agreement, unless such action would violate any applicable law or regulation by which Olympus is bound, then WMSB or any transferee shall be entitled to specific performance and injunctive and other equitable relief. WMSB agrees that if it shall fail to perform any of its obligations under this Agreement, then Olympus shall be entitled to specific performance and injunctive and other equitable relief. This provision is without prejudice to any other rights that Olympus or WMSB or any transferee may have against the other party for any failure to perform its obligations under this Agreement.

      13. NO RIGHTS AS STOCKHOLDER. This Option, prior to the exercise thereof, shall not entitle the holder hereof to any rights as a stockholder of Olympus at law or in equity; specifically this Option shall not entitle the holder to vote on any matter presented


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to the stockholders of Olympus or to any notice of any meetings of stockholders or any other proceedings of Olympus.

      14.   MISCELLANEOUS.

            (a) TERMINATION. This Agreement and the Option, to the extent not previously exercised, shall terminate upon the earliest of (i) June 30, 1995; (ii) the mutual agreement of the parties hereto; (iii) thirty-one (31) days after the date on which any application for regulatory approval for the Merger shall have been denied; PROVIDED, HOWEVER, that if prior to the expiration of such 31-day period, Olympus, WMSB or NFSB is engaged in litigation or an appeal procedure relating to an attempt to obtain approval of the Merger or the Bank Merger, this Agreement will not terminate until the earlier of (a) June 30, 1995, or (b) thirty-one (31) days after the completion of such litigation and appeal procedure; (iv) the thirtieth (30th) day following the termination of the Merger Agreement for any reason other than a material noncompliance or default by WMSB with respect to its obligations thereunder; or
(v) the date of termination of the Merger Agreement if such termination is due to a material noncompliance or default by WMSB with respect to its obligations thereunder; PROVIDED, HOWEVER, that if the Option has been exercised, in whole or in part, prior to the termination of this Agreement, then such exercise shall close pursuant to Section 4 hereof even though such closing date is after the termination of this Agreement; and PROVIDED, FURTHER, that if the Option is sold prior to the termination of this Agreement, such Option may be exercised by the transferee at any time within thirty-one (31) days after the date of termination even though such exercise and/or the closing of such exercise occurs after the termination of this Agreement.

            (b) AMENDMENTS. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by the parties hereto.

            (c) SEVERABILITY OF TERMS. Any provision of this Agreement that is invalid, illegal, or unenforceable shall be ineffective only to the extent of such invalidity, illegality, or unenforceability without affecting in any way the remaining provisions hereof or rendering any other provisions of this Agreement invalid, illegal or unenforceable. Without limiting the generality of the foregoing, if the right of WMSB or any transferee to exercise the Option in full for the total number of shares of Common Stock or other securities or property issuable upon the exercise of the Option is limited by applicable law, or otherwise, WMSB or any transferee may, nevertheless, exercise the Option to the fullest extent permissible.

            (d) NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if so given) by delivery, by cable, telecopies, or telex, or by registered or


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certified mail, postage prepaid, return receipt requested, to the respective parties as follows:

            If to Olympus:

                  Olympus Capital Corporation
                  115 South Main Street
                  Salt Lake City, Utah  84111
                  Attention:  A. Blaine Huntsman

            With copies to:

                  Fried, Frank, Harris, Shriver & Jacobson
                  1001 Pennsylvania Avenue N.W.
                  Suite 800
                  Washington, D. C.  20007-2505
                  Attention:  Thomas P. Vartanian

            If to WMSB:

                  Washington Mutual Savings Bank
                  1201 Third Avenue, Suite 1500
                  Seattle, Washington  98101
                  Attention:  Craig E. Tall

            With copies to:

                  Foster Pepper & Shefelman
                  1111 Third Avenue, Suite 3400
                  Seattle, Washington  98101
                  Attention:  Fay L. Chapman

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall only be effective upon receipt.

            (e) GOVERNING LAW. This Agreement and the Option, in all respects, including all matters of construction, validity and performance, are governed by the internal laws of the State of Washington by citizens of such state to be performed wholly within such state without giving effect to the principles of conflicts of law thereof. This Agreement is being delivered in Seattle, Washington.

            (f) COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.


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            (g)   EFFECTS OF HEADINGS.  The section headings herein are for
convenience only and shall not affect the construction hereof.

      DATED as of the day first written above.

                                          OLYMPUS CAPITAL CORPORATION


Dated: July 27,1994                        By: A. Blaine Huntsman
                                             ---------------------------
                                             Its Chairman & CEO
                                                ------------------------


                                          WASHINGTON MUTUAL SAVINGS BANK


Dated: July 27,1994                       By: Craig E. Tall
                                             ---------------------------
                                             Its Executive Vice President
                                                -------------------------

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